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                                                                   EXHIBIT 23(b)



                              ACCOUNTANTS' CONSENT



The Board of Directors
Matria Healthcare, Inc.

We consent to incorporation by reference in the registration statement on Form S-8 of Matria Healthcare, Inc. of our report dated March 1, 1996, except as to note 14, which is as of March 8, 1996, relating to the consolidated balance sheets of Healthdyne, Inc. and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of earnings (loss), shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1995, which report is incorporated by reference in the December 31, 1995 annual report on Form 10-K of Matria Healthcare, Inc.

                                        /s/ KPMG Peat Marwick LLP
                                        -------------------------
                                        KPMG PEAT MARWICK LLP




Atlanta, Georgia
April 2, 1996